Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, September 22, 2010

Gannett Co., Inc. Announces Commitments to Amend and Extend Its Revolving Credit Agreements

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has received signed commitments from the required lenders to extend the maturity date of its existing revolving credit agreements from March 15, 2012 to September 30, 2014. The company expects total commitments under the amended revolving credit agreements to be $1.63 billion through March 15, 2012, and total extended commitments from March 15, 2012 to September 30, 2014 to be $1.14 billion. The amended revolving credit agreements will continue to be guaranteed by all of its subsidiaries that guarantee the obligations under its existing revolving credit agreements, term loan agreement and certain of its notes. Entering into the amended revolving credit agreements is subject to completion of final documentation. The company also announced that it recently amended its existing revolving credit agreements and term loan agreement to permit the issuance of up to $750 million of additional indebtedness guaranteed by its subsidiary guarantors.

“We are pleased with the response from our lenders and their confidence in us. Successfully amending and extending the maturity date on our revolving credit facilities provides us with significant financial flexibility as we continue to position Gannett for the future,” said Gracia C. Martore, president, chief operating officer and chief financial officer. “We expect to close the amended credit facilities by the end of the month.”

Several of the lenders and agents under the company’s revolving credit agreements are lenders under the company’s term loan agreement, and certain of the lenders and agents and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Certain statements in this press release are forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate,” “expect,” “believe,” “intend,” “plan” and “estimate” and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. Such statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors. Any forward-looking statement speaks only as of the date of this press release and, except to the extent required by applicable securities laws, Gannett expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any changes in events. If Gannett does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or any other forward-looking statements.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 82 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 600 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is one of the UK’s leading regional community news providers, with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of web sites.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Robin Pence
Director, Investor Relations	Vice President of Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	rpence@gannett.com

# # #